Exhibit 99.1

Press Release

For more information contact:

Media Relations: Britt Zarling Vice President, Corporate Communications Fiserv, Inc. 414-526-3107 britt.zarling@fiserv.com	Investor Relations: Stephanie Gregor Vice President, Investor Relations Fiserv, Inc. 262-879-5969 stephanie.gregor@fiserv.com

For Immediate Release

Fiserv Appoints Alison Davis to Board of Directors

Brookfield, Wis., November 19, 2014 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today announced the appointment of Alison Davis to its Board of Directors. Ms. Davis is a managing partner of Fifth Era, a firm that invests in and incubates early stage technology-enabled companies.

Prior to Fifth Era, Ms. Davis was the managing partner of Belvedere Capital Partners, Inc., a private equity firm serving the financial services sector. She held the position of chief financial officer of Barclays Global Investors, an institutional asset manager that is now part of BlackRock, Inc., and also served as a senior partner at A.T. Kearney, Inc. and a consultant for McKinsey & Company.

Ms. Davis currently serves on the board of directors of Royal Bank of Scotland Group plc., Diamond Foods, Inc., and Unisys Corporation. She has previously served as a director of, among other companies, First Data Corporation, City National Bank and Xoom Corporation.

“Alison’s broad understanding of both technology and the global financial services industry complements our board very well,” said Daniel P. Kearney, Chairman of the Board of Directors, Fiserv.

About Fiserv

This year, Fiserv, Inc. (NASDAQ: FISV) celebrates 30 years of leadership in financial services technology. As one of FORTUNE® magazine’s World’s Most Admired Companies, Fiserv is helping clients worldwide achieve best-in-class results by driving innovation in payments, processing services, risk and compliance, customer and channel management, and business insights and optimization. For more information, visit www.fiserv.com.

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